Exhibit 10.1

Force Protection, Inc.
9801 Highway 78, #3
Ladson, SC  29456
www.forceprotection.net

July 21, 2006

Fort Ashford Funds, LLC
19200 Von Karman
Suite 600
Irvine, CA  92612

Re: Extension of Maturity Date - Short Term Note

Gentlemen:

I refer to that certain Secured Note in the amount of $2,500,000 having an extended maturity date of July 21, 2006 issued by Force Protection Inc.  On behalf of the Company we would hereby request that you agree to a short term extension of the Maturity Date through a date to be determined.  The existing interest rate on the Secured Note will be applied pro-rata over the term of the extension.

If this is acceptable to you, I would ask that you kindly sign below and return by fax to me at (843) 553-3832.

We appreciate you cooperation in this matter.

Very Truly Yours,

/s/ Gordon McGilton
Gordon McGilton
Chief Executive Officer
Accepted and Agreed
For Fort Ashford Funds

	By:	/s/ Frank Kavanaugh
Frank Kavanaugh
Principal